OSCAR HEALTH, INC.

AMENDMENT TO STOCK OPTION AND LETTER AGREEMENTS

Name: Sid Sankaran Date of Amendment:

March 5, 2021
In connection with your appointment to the Board of Directors (the “Board”) of Oscar Health, Inc. (the “Company”) on February 5, 2021, the Company has decided to amend certain terms and conditions of your service with the Company, including the vesting schedule set forth in the stock option agreement (the “Option Agreement”) between you and the Company evidencing the nonstatutory option to purchase 1,433,333 shares of Class A common stock of the Company granted to you on March 13, 2019 (the “Option”), as amended by the letter agreement between you, the Company and Oscar Insurance Corporation, dated August 6, 2020 (the “Letter Agreement”). The Option was granted pursuant to the Oscar Health, Inc. (fka Mulberry Health Inc.) 2012 Stock Plan.

The Letter Agreement amended the Option by segmenting the Option’s vesting schedule into four parts: a vested portion, the Board Option, the Executive Option, and the Performance Option (each as defined in the Letter Agreement). The Letter Agreement also sets forth your title and duties and provides that you shall be entitled to certain benefits, including reimbursement for your monthly health insurance premiums in respect of COBRA coverage for the period beginning March 16, 2021 through June 30, 2021 (the “COBRA Benefit”).

This letter serves as an amendment (the “Amendment”) to the Option Agreement and the Letter Agreement. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, you and the Company agree to the terms of the Amendment, which are as follows:

1.Services. Notwithstanding anything to the contrary in the Letter Agreement, beginning March 16, 2021, you will continue to provide services to the Company (i) as a member of the Board and (ii) as a consultant through June 30, 2021, and you agree and acknowledge that you will not serve with the title of Vice Chairman.

2.Amended Vesting Schedule. Notwithstanding anything to the contrary in the Option Agreement or the Letter Agreement, the Executive Option will continue to vest as set forth in the Letter Agreement to the extent of your continuous service to the Company as either an employee or as a director on the Board through June 30, 2021. All other segments of the Option shall continue to vest in accordance with the terms of the Offer Letter.

3.COBRA Benefit. Notwithstanding anything to the contrary in the Letter Agreement, you shall receive the COBRA Benefit for the period beginning March 16, 2021 through the maximum period permitted by law to the extent of your continuous service to the Company as a director on the Board.

4.No Further Amendments. Except as specifically set forth above, all of the remaining terms of the Option Agreement and the Letter Agreement shall remain unchanged and in full force and effect.

5.Miscellaneous. This letter may be delivered via facsimile and may be executed in counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute the document. This letter shall be governed by and construed and enforced in accordance with Delaware law without regard to the conflict of laws provisions thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this letter to be executed as of the date first written above.

OSCAR HEALTH, INC.

By: /s/ Mario Schlosser

Name: Mario Schlosser

Title: Chief Executive Officer

The undersigned hereby accepts, acknowledges and agrees to all the terms and provisions of this letter:

/s/ Sid Sankaran
Sid Sankaran